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                               [HARKEN LETTERHEAD]


NEWS RELEASE                                    FOR FURTHER INFORMATION CONTACT:
NEWS 23.00                                      J. MARC LEWIS: 281-717-1300
                                                FAX: 281-717-1420
                                                EMAIL: mlewis@harkenenergy.com
                                                WWW.HARKENENERGY.COM


                             FOR IMMEDIATE RELEASE


                 HARKEN ANNOUNCES RESULTS OF MULTI-COMPONENT 3-D
                    SEISMIC STUDY AT COLOMBIAN BOLIVAR BLOCK


                            HOUSTON, TEXAS (DECEMBER 12, 2000) -- Harken Energy
                  Corporation (AMEX: "HEC") announced today that it has completed an analysis and interpretation of its multi-component 3-D seismic pilot program on the Company's 250,000 acre Bolivar Association Contract block in Colombia. The study was initiated by the Company to facilitate understanding the block's complicated fault and fracture channel structure. The information acquired will help the Company to design future wells that may be more productive and completed at lower costs.

                           Multi-component 3-D seismic is a recent innovation in
                  seismic imaging that analyzes an increased number of sonic wave patterns in order to get a more accurate image of subsurface geology. Interpretation accuracy is greatly enhanced with the new method. Based on Harken's recent analysis, the Company believes that Bolivar well production may be enhanced by orienting the well bore path of future wells on the block in a different manner than was utilized on the initial wells drilled.

                           The new multi-component 3-D seismic information is
                  useful in identifying fracture channel direction. The recently acquired data indicate that the first Harken wells on the block appear to be parallel to the main fracture channels in the productive formations. Since the well bore paths in the previous wells were parallel to the fractures, only a limited number of producing fractures were intersected. The new fracture channel information suggests that future Harken wells in the area should be drilled so that the well bores are perpendicular to expected fracture channels. This revised orientation will enable the new well bores to intersect the maximum number of oil bearing fractures. Additional technical and operational exhibits are available on the Corporate Overview section of the Company's website at www.harkenenergy.com.

                           Mikel D. Faulkner, Harken's Chairman stated that, "We
                  are encouraged by the information obtained in our recent seismic acquisition


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                  and interpretation efforts. The next step in the process is drilling a well to confirm the orientation of the fracture patterns and the multi-component 3-D application on the block. We expect to be drilling our next well at Bolivar shortly."

                            ------------------------

              HARKEN ENERGY CORPORATION ("HARKEN") (AMEX: "HEC") EXPLORES FOR, DEVELOPS AND PRODUCES OIL AND GAS RESERVES DOMESTICALLY AND INTERNATIONALLY. CERTAIN STATEMENTS IN THIS NEWS RELEASE REGARDING FUTURE EXPECTATIONS AND PLANS FOR OIL AND GAS EXPLORATION AND DEVELOPMENT MAY BE REGARDED AS "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LITIGATION REFORM ACT. THEY ARE SUBJECT TO VARIOUS RISKS, SUCH AS THE INHERENT UNCERTAINTIES IN INTERPRETING ENGINEERING DATA RELATED TO UNDERGROUND ACCUMULATIONS OF OIL AND GAS, TIMING AND CAPITAL AVAILABILITY, DISCUSSED IN DETAIL IN THE COMPANY'S SEC FILINGS, INCLUDING THE ANNUAL REPORT ON FORMS 10-K AND 10-K/A FOR THE YEAR ENDED DECEMBER 31, 1999. ACTUAL RESULTS MAY VARY MATERIALLY.